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EXHIBIT 11  COMPUTATION OF PER SHARE EARNINGS


                                                                Year Ended December 31,
                                                        2000             1999             1998
--------------------------------------------------------------------------------------------------
BASIC

Net earnings before extraordinary item              $     82,252     $     66,695     $     43,592
Extraordinary item, net of tax                                --               --           (3,326)
                                                    ------------     ------------     ------------
Net earnings                                              82,252           66,695           40,266
Adjustment for dividends on convertible
     preferred shares                                       (694)            (831)          (1,000)
                                                    ------------     ------------     ------------
Net earnings applicable to common stockholders      $     81,558     $     65,864     $     39,266

Weighted-average common shares outstanding            13,172,793       14,678,925       14,709,404

Net earnings per share before extraordinary item    $       6.19     $       4.49     $       2.90
Extraordinary item                                            --               --            (0.23)
                                                    ------------     ------------     ------------
Net earnings per share                              $       6.19     $       4.49     $       2.67
                                                    ============     ============     ============

DILUTED

Net earnings before extraordinary item              $     82,252     $     66,695     $     43,592
Extraordinary item, net of tax                                --               --           (3,326)
                                                    ------------     ------------     ------------
Net earnings                                              82,252           66,695           40,266
Adjustment for dividends on convertible
     preferred shares                                         --               --               --
                                                    ------------     ------------     ------------
Net earnings applicable to common stockholders            82,252           66,695           40,266
                                                    ============     ============     ============

Weighted-average common shares outstanding            13,172,793       14,678,925       14,709,404

Common stock equivalents:
   Stock options                                         315,560          292,580          316,640
   Equity incentive plan                                  83,883          149,622          113,894
   Conversion of preferred shares (1)                    321,126          384,255          463,374
                                                    ------------     ------------     ------------
     Total                                            13,893,362       15,505,382       15,603,312
                                                    ============     ============     ============

Net earnings per share before extraordinary item    $       5.92     $       4.30     $       2.79
Extraordinary item                                            --               --            (0.21)
                                                    ------------     ------------     ------------
Net earnings per share                              $       5.92     $       4.30     $       2.58
                                                    ============     ============     ============


(1) The assumed conversion of preferred shares was dilutive for the years ended December 31, 2000, 1999 and 1998.



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